Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Advancit Acquisition Corp. I (the “Company”) on Amendment #1 to the Form S-1 [File No. 333-253226] of our report dated February 17, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of January 28, 2021 and for the period from January 27, 2021 (inception) through January 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

March 18, 2021